Exhibit 4.2

AMENDMENT NO. 1. TO
SERIES 2021-1
INDENTURE SUPPLEMENT
among
DIGITALBRIDGE ISSUER, LLC,
DIGITALBRIDGE CO-ISSUER, LLC,
THE SUBSIDIARIES OF THE CO-ISSUERS PARTY HERETO,
as the Obligors,
and
CITIBANK, N.A.,
as the Indenture Trustee

Secured Fund Fee Revenue Notes, Series 2021-1

AMENDMENT NO. 1. TO
SERIES 2021-1 INDENTURE SUPPLEMENT
THIS AMENDMENT NO. 1. TO SERIES 2021-1 INDENTURE SUPPLEMENT, dated as of April 1, 2022 (this “Amendment”), by and among DIGITALBRIDGE ISSUER, LLC, a Delaware limited liability company (the “Issuer”), DIGITALBRIDGE CO-ISSUER, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), the direct and indirect subsidiaries of the Co-Issuers party hereto (each, an “Asset Entity” and, together with the Co-Issuers, the “Closing Date Obligors”) and CITIBANK, N.A., a national banking association, not in its individual capacity but solely as indenture trustee (in such capacity, together with its permitted successors and assigns, the “Indenture Trustee”), hereby amends the Series 2021-1 Indenture Supplement, dated as of July 9, 2021 (the “Series Indenture Supplement”).
PRELIMINARY STATEMENT
WHEREAS, clause (xi) of Section 13.01 of the Base Indenture provides, among other things, that the Co-Issuers and the Indenture Trustee, when authorized by an Issuer Order, may at any time, and from time to time, make amendments, waivers and other modifications to the Series Indenture Supplement at the expense of the party requesting such supplement or amendment, in form satisfactory to the Indenture Trustee, for any purpose without the consent of the Noteholders provided that such amendments will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation);
WHEREAS, the Co-Issuers have duly authorized the execution and delivery of this Amendment;
WHEREAS, the Co-Issuers wish to amend the Series Indenture Supplement as set forth herein; and
WHEREAS, the Co-Issuers have obtained a Rating Agency Confirmation with respect to this Amendment.
NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Series Indenture Supplement, and if not defined therein, in the Base Indenture.

ARTICLE II
AMENDMENTS

Section 2.1.Amendments to Series Indenture Supplement. The Series Indenture Supplement shall be amended as follows.
(a)The third paragraph of the Recitals shall be replaced in its entirety to read as follows:
“WHEREAS, each Co-Issuer represents that it has duly authorized the issuance of up to $300,000,000 principal amount of Secured Fund Fee Variable Funding Notes, Series 2021-1, Class A-1 (the “Series 2021-1 Class A-1 Notes”) and $300,000,000 initial principal amount of 3.933% Secured Fund Fee Revenue Notes, Series 2021-1, Class A-2 (the “Series 2021-1 Class A-2 Notes” and, together with the Series 2021-1 Class A-1 Notes, the “Series 2021-1 Notes”);”
(b)Clause (a) of Section 2.01 shall be replaced in its entirety to read as follows:
(a)“The aggregate principal amount of the Series 2021-1 Notes which may be initially authenticated and delivered under this Series Indenture Supplement shall be issued in four Classes, having the Class and Series designation, Initial Class Principal Balance, Note Rates and initial ratings set forth below (except for Series 2021-1 Notes authenticated and delivered (or registered) upon transfer of (or de-registration of), or in exchange for, or in lieu of Series 2021-1 Notes pursuant to Section 2.02 of the Base Indenture), subject to clause (d) below.

Class of Notes	Initial Class Principal Balance	Note Principal Balance	Note Rate	Note Type	Rating (KBRA)
Series 2021-1, Class A-1	$0	$300,000,000	(1)	Variable Funding Notes	N/A
Series 2021-1, Class A-2	$300,000,000	$300,000,000	3.933%	Term Notes	BBB
________________
(1)    The Note Rate for the Series 2021-1 Class A-1 Notes shall be an amount equal to the Base Rate, CP Rate or Adjusted Term SOFR Rate (each as defined in the Series 2021-1 Variable Funding Note Purchase Agreement) or, following certain events, an alternative rate as determined in the manner provided in the Series 2021-1 Variable Funding Note Purchase Agreement, in each case, as determined in accordance with the Series 2021-1 Variable Funding Note Purchase Agreement. From and after the Series 2021-1 Closing Date, Series 2021-1 Class A-1 Undrawn Commitment Fees shall accrue on the Series 2021-1 Class A-1 Notes as provided in the Series 2021-1 Variable Funding Note Purchase Agreement.
Accrued Note Interest with respect to the initial Interest Accrual Period for the Series 2021-1 Class A-2 Notes will be calculated by multiplying the applicable Note Rate by a fraction, the numerator of which is the number of days from and including the Series 2021-1 Closing Date to but excluding the Initial Payment Date, and the denominator of which is 360. Accrued Note Interest with respect to each Interest Accrual Period thereafter for the Series 2021-1 Class A-2 Notes shall be calculated in the manner set forth in the definition of “Accrued

Note Interest” in Section 1.01 of the Base Indenture. The initial Interest Accrual Period for the Series 2021-1 Class A-2 Notes shall consist of 78 days.
Accrued Note Interest with respect to the initial Interest Accrual Period for the Series 2021-1 Class A-1 Notes shall be calculated in the manner set forth in the Series 2021-1 Variable Funding Note Purchase Agreement.”
Section 2.2Authentication and Registration. Upon the execution and delivery of this Amendment, the Co-Issuers shall execute and deliver the amended Series 2021-1 Class A-1 Notes (other than the Uncertificated Notes) to the Indenture Trustee and the Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver such amended Series 2021-1 Class A-1 Notes (other than the Uncertificated Notes) as directed by the Co-Issuers. With respect to any Uncertificated Note, the Indenture Trustee shall provide to the beneficial owner a Confirmation of Registration promptly after registration of the Uncertificated Note in the Note Register by the Note Registrar.
ARTICLE III
GENERAL

Section 3.1Conditions to Effectiveness. The amendments referenced in Section 2.1 of this Amendment shall be effective upon (i) execution and delivery of this instrument by the parties hereto, (ii) the delivery by the Co-Issuers of a Rating Agency Confirmation with respect to this Amendment, (iii) the delivery of the Officer’s Certificate and Opinion of Counsel described in Section 13.03 of the Base Indenture, (iv) the delivery of the Issuer Order described in Section 13.01 of the Base Indenture, (v) the delivery of the Officer’s Certificate and Opinion of Counsel described in Section 15.01 of the Base Indenture and (vi) receipt by the Indenture Trustee and the Co-Issuers of an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Series 2021-1 Notes delivered on the Series 2021-1 Closing Date) to the effect that after giving effect to this Amendment shall not (x) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations Section 1.1001-3, (y) cause the Issuer or the Co-Issuer to be taxable as other than a partnership or disregarded entity for United States federal income tax purposes or (z) cause any of the Continuing Notes that are characterized as indebtedness for United States federal income tax purposes to be characterized as other than indebtedness for United States federal income tax purposes.
Section 3.2Effect on Series Indenture Supplement. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereto, upon the date hereof (i) the Series Indenture Supplement shall be amended in accordance herewith, (ii) this Amendment shall form part of the Series Indenture Supplement for all purposes and (iii) the parties and each Noteholder shall be bound by the Series Indenture Supplement, as so amended. Except as expressly set forth or contemplated in this Amendment, the terms and conditions of the Series Indenture Supplement shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Series Indenture Supplement made in accordance with the terms of the Series Indenture Supplement, as amended by this Amendment.

Section 3.3Binding Effect. This Amendment is a legal, valid and binding obligation of each such Closing Date Obligor enforceable against such Closing Date Obligor in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity or by an implied covenant of good faith and fair dealing).
Section 3.4Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 3.5Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section 3.6Electronic Signatures and Transmission. For purposes of this Amendment, any reference to "written" or "in writing" means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. "Electronic Transmission" means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties. Any requirement in the Indenture that a document is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. Notwithstanding anything to the contrary in this Supplement, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

Section 3.7Amendments. This Amendment may not be modified or amended except in accordance with the terms of the Series Indenture Supplement.
Section 3.8Indenture Trustee. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Co-Issuers and the Indenture Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Amendment and makes no representation with respect thereto. In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Series Indenture Supplement relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Co-Issuers represent and warrant to the Indenture Trustee that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.
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IN WITNESS WHEREOF, the Co-Issuers and the Indenture Trustee have caused this Amendment to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

DIGITALBRIDGE ISSUER, LLC, as Issuer

By:	/s/ Jacky Wu
Name:	Jacky Wu
Title:	Vice President

DIGITALBRIDGE CO-ISSUER, LLC, as Co-Issuer

By:	/s/ Jacky Wu
Name:	Jacky Wu
Title:	Vice President

DIGITALBRIDGE HOLDINGS 1, LLC, as an Asset Entity

By:	/s/ Jacky Wu
Name:	Jacky Wu
Title:	Vice President

DIGITALBRIDGE HOLDINGS 2, LLC, as an Asset Entity

By:	/s/ Jacky Wu
Name:	Jacky Wu
Title:	Vice President

DIGITALBRIDGE HOLDINGS 3, LLC, as an Asset Entity

By:	/s/ Jacky Wu
Name:	Jacky Wu
Title:	Vice President

[Signature Page to Amendment No. 1 to Series Indenture Supplement]

CITIBANK, N.A.,
not in its individual capacity but solely as Indenture Trustee

By:	/s/ Jacqueline Suarez
Name:	Jacqueline Suarez
Title:	Senior Trust Officer